Filed Pursuant to Rule 424(b)(5)
Registration No. 333−130809

Prospectus Supplement
(To Prospectus dated January 13, 2006)

4,500,000 SHARES

Keryx Biopharmaceuticals, Inc.

COMMON STOCK

We are offering up to 4,500,000 shares of our common stock directly to selected institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The common stock will be purchased at a negotiated price of $18.40 per share. Assuming the sale of all 4,500,000 shares offered by this prospectus supplement and the accompanying prospectus, the offering will result in total proceeds (before expenses) to the company of 82,800,000. There are no underwriting or placement agent fees associated with the offering.

Our common stock trades on the Nasdaq National Market under the symbol “KERX.” On March 23, 2006, the last reported sales price of our common stock on the Nasdaq National Market was $18.40 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 18 of our annual report on Form 10-K, which is incorporated into the prospectus and this prospectus supplement.

The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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March 24, 2006